Exhibit 10.8

DATA DELIVERY AND ANCILLARY SERVICES AGREEMENT

This Data Delivery and Ancillary Services Agreement (the “Agreement”) is made and entered into on January 13th, 2019 (“Effective Date”) by and between Cicero Transact Group, Inc. (“Company”), a Delaware corporation, with its principal place of business at 1858 Pleasantville Road, Suite 110, Briarcliff Manor, NY 10510 and American International Holdings Corp. (“Client’’), a Nevada corporation, with its principal place of business at 3990 Vitruvian Way, Suite 1152, Addison, TX 75001

The Company and Client may be referred to collectively as the “Parties” or singularly as a “Party’’ to this Agreement.

RECITALS

A.	WHEREAS, Client desires to acquire sector-specific data records for marketing purposes for the company’s products and services (the “Data”).

B.	WHEREAS, Company desires to deliver the above Data to Client and to perform certain· advisory services, for no additional compensation as part of the data records sale, in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to the terms below.

1. Term and Termination

This Agreement shall be in full force and effect commencing as of the Effective Date and shall have an initial term of six (6) months (the “Term’’). The Parties may elect to renew this Agreement for additional six month terms upon mutual written agreement.

Company’s obligations set forth in Sections 2 through 18, inclusive, shall survive termination of this Agreement.

2. Services

Company shall deliver the specific data set forth in Exhibit A (the “ Data’ ‘) to the Client, on a non-exclusive basis, for the specific price set forth in Exhibit A. Company shall provide the ancillary services listed in Exhibit A (the “Services’’) to the Client at no additio cost in conjunction with the Data.

3. Compensation

Client agrees to pay Company the compensation of $250,000 dollars worth of common stock further described in Exhibit A (the “Compensation’’), which shall be incorporated as part of this Agreement, for Company’s delivery of the Data. The exchange of the Data for the Compensation shall take place immediately upon execution of this Agreement.

4. Independent Contractor

Any ancillary services rendered by the Company in conjunction with the Data delivery shall be rendered as an independent contractor. Nothing contained herein shall be considered as creating an employer-employee relationship between the Parties to this Agreement. Client shall not make or owe any social security, worker’s compensation or unemployment insurance payments on behalf of the Company.

5. Time, Place & Manner of Performance

Company shall be available for marketing advice and counsel to the officers and directors of Client as such reasonable and convenient times and places may be mutually agreed upon. Unless otherwise stated herein, the time, place and manner of performance of any ancillary services described herein, including the amount of time to be allocated by Company to any specific service, shall be determined at the sole discretion of Company.

6. No Guarantee

The Parties hereto acknowledge and agree that the Company cannot guarantee any specific results from the Client’s use of the Data or Services in Exhibit A. Company shall deliver the Data and provide its services in a professional manner and in accordance with good industry practice. Company will use its best efforts, but does not promise any specific results from its Data or Services.

7. Work Product

It is agreed that all information and materials produced for Client pursuant to Sections II and III of Exhibit A, if any, shall be deemed “wo rk made for hire” and be the property of Client, though this shall in no way be construed as ownership of the Company’s assets, technology, ideas, or intellectual property, including the Data.

8. Assignment

Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either Party hereto (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

9. Amendments

Either Party may request changes to this Agreement. Any changes, modifications, revisions or amendments to this Agreement which are mutually agreed upon by and between the Parties to this Agreement shall be incorporated by written instrument, and effective when executed and signed by all Parties to this Agreement.

10. Press Releases

Client may publish a press release regarding this Agreement with Company’s prior written consent. Company shall have the right to review any press release or public announcement prior to it being published.

11. Advertising Content

Client grants Company a worldwide right to use all content delivered to Company by the Client. Client specifies that Company is free from third party liabilities associated with th, e use of said content.

The Parties agree not to use any content in social media announcements and postings that would violate the letter or the spirit of any social media network’s policies, rules or regulations; or, any other laws, rules or regulations of any country or governmental entity with jurisdiction over either Client or Company. Company, at its sole discretion and judgement, shall have final approval over the acceptability of content and the timing of social media postings and announcements.

12. Confidentiality

The Parties agree to keep this Agreement confidential, and may not disclose either the existence or the terms of the Agreement to third parties without the prior written consent of the other Party.

Company recognizes and acknowledges that it has and will have access to certain confidential information of the Client and its affiliates that are valuable, special and unique assets and property of Client. Company will not, during the Term, disclose, without the prior written consent or authorization of Client, any of such information to any person, except as needed in order to perform the services, such as to Company’s employees, contractors, directors, officers, and advisors.

13. Indemnification

Because Company must at all times rely upon the accuracy and completeness of the information supplied to it by Client, Client unconditionally, absolutely and irrevocably agrees to and shall indemnify and hold harmless Company and its past, present and future directors, officers, affiliates, counsel, shareholders, employees, agents, attorneys, representatives, contractors, successors and assigns (Company and such persons are collectively referred to as the “Indemnified Persons”) from and against any and all losses, claims, costs, expenses, liabilities and damages (or actions in respect thereof) arising out of or related to this Agreement, the performance of services pursuant to the Agreement, and any actions taken or omitted to be taken by an Indemnified Party in connection with this Agreement (‘‘Indemnified Claim’’).

Without limiting the generality of the foregoing, such indemnification shall cover losses, claims, costs, expenses, liabilities and damages imposed on or incurred by the Indemnified Persons, directly or indirectly, relating to, resulting from, or arising out of any actual or alleged misstatement of fact or omission of fact, or any actual or alleged inaccuracy in any information provided or approved by Client in connection with the engagement, including any actual or alleged misstatement, omission or inaccuracy in any filing with any governmental or regulatory body, press release, website, marketing material or other document, or oral presentation or webcast; or, infraction o. r violation of any policy, laws, rules or regulations of any country with jurisdiction over either party, including, but not limited to, any rules and regulations around securities filings, initial coin offerings, cryptocurrencies, blockchain platform formulations and/or any related or required public, investor or marketing disclosures, whether or not the Indemnified Persons relied thereon or had knowledge thereof.

In addition, Client agrees to reimburse the Indemnified Persons for legal or other expenses reasonably incurred by them in respect of each Indemnified Claim at the time such expenses are incurred. Notwithstanding the foregoing, Client shall not be obligated under the foregoing for any loss, claim, liability or damage that is finally determined by a court with proper jurisdiction to have resulted primarily from the willful misconduct or bad faith of the Indemnified Person.

14. Limitation of Liability

In no event shall either Party be liable to the other or to any third party for any indirect, incidental, special or consequential damages, or damages for lost profits or loss of business, however caused and under any theory of liability, whether based in contract, tort (including negligence) or other theory of liability, regardless of whether either Party was advised of the possibility of such damages and notwithstanding the failure of essential purpose of any limited remedy. Excepting for indemnification, in no event shall either Party’s liability arising out of or in connection with this agreement exceed the amounts paid by either Party to the other under this agreement for the services, deliverables or invention giving rise to such liability.

15. Governing Law; Binding Arbitration

This Agreement and the rights of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of New York, including all matters of construction, validity, performance, and enforcement and without giving effect to the principles of conflict of laws. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration shall be conducted in New York County, New York.

16. Counterparts / Electronic Signature

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of electronic copies bearing the electronic signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party. Such electronic copies shall constitute enforceable original documents.

17. Notices

All notices, consents, waivers or other communications given under this Agreement shall be in writing and given by overnight delivery (by a nationally recognized overnight courier service), personal delivery or by registered or certified mail with postage prepaid and return receipt requested, at the respective addresses of the Parties as set forth above or at the most current address as may be supplied by such Party to the other pursuant to this Agreement.

18. Entire Agreement / Severability

This Agreement constitutes and embodies the entire understanding and agreement of the parties and supersedes and replaces all other or prior understandings, agreements and negotiations between the parties. All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by any competent court, the Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein. Any waiver, alteration, or modification of any of the provisions of this Agreement shall be valid only if made in writing and signed by the parties hereto. Each Party hereto, may waive any of its rights hereunder without affecting a waiver with respect to any subsequent occurrences or transactions hereof. Any waiver by either Party or a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by any Party.

[SIGNATURE PAGE FOLLOWS]

IN WI1N ESS WHEREOF, the Parties hereto have duly executed and delivered this Agreement, effective as of the Effective Date.

COMPANY:	CLIENT:
Cicero Transact Group, Inc.	American International Holdings Corp.

Michael Woloshin, CEO	Name: Jacob Cohen, CEO

EXHIBIT A

DATA DELIVERY AND ANCILLARY SERVICES

I.	Data Delivery (“Data”)

Industry	Number of Records Purchased	Price Per Record/ Total Value

Consumers - Coaches - Business	min 2,500,000	$0.09 per record / $225,000
TOTAL: min 2,500,000

II.	Ancillary Advisory Services

In conjunction with the delivery of the Data above, Company may advise Client on strategic marketing, digital advertising, and social media practices, which may include the following:

●	Data cleaning
●	Data emailing
●	Lead generation campaigns
●	Establishing social media presence and growth of Linkedln, Twitter, Facebook, Instagram, and other social media as needed
●	Social media management
●	Setting up Google analytics
●	SEO for website
●	Evaluating web presence to improve online branding
●	Building brand identity and awareness
●	Email marketing including targeted email campaigns
●	Content marketing strategy including thought leadership articles
●	Digital advertising management
●	Website design and development, if needed

It is understood by the Client that the Company shall not actually perform any investor relations and will advise on marketing activities as it relates to the company’s products and services.

III.	Ancillary Business Development Advisory Services

Business Development Advisory Services

May include services listed below as agreed upon
TOTAL: $25,000

In conjunction with the delivery of the Data, the Company may also provide business development Advisory Services, which may include:

●	Help with identification of strategic growth areas
●	Help with introductions to potential business development partners
●	Help in defining marketing and sales opportunities for Client’s products and services
●	Help to identify a marketing strategy for Client’s products and services
●	Help with strategic introductions

IV.	Compensation

Company shall be compensated for the Data described in Section I. of this Exhibit A in the form of 357,142 common shares of Client’s stock (the “Shares’’). The number of Shares has been determined by dividing the total value of the Data delivered to Client in Section I. of this Exhibit A, by the lowest trade price ($0.70) of the Client’s common stock over the five trading days prior to the execution of this Agreement. No additional compensation shall be required for the Ancillary Services described in Sections II. and III. of this Exhibit.